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                              ARTICLES OF INCORPORATION

                                          OF

                                   NEWCO/UWS, INC.


     The undersigned, being a natural person of the age of eighteen (18) years or more, acting as incorporator of the corporation under Chapter 180 of the Wisconsin Business Corporation Law, adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE I.  NAME

     The name of the corporation (the "Corporation") is Newco/UWS, Inc.

                 ARTICLE II.  REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Wisconsin is 401 West Michigan Street, Milwaukee, Wisconsin 53203, and the name of the registered agent at such address is Thomas R. Hefty.

                                ARTICLE III.  PURPOSES

     The purposes of the Corporation are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                              ARTICLE IV.  CAPITAL STOCK

     A. COMMON STOCK. The aggregate number of authorized shares of common stock of the Corporation shall be Fifty Million (50,000,000) shares, designated as "Common Stock" and having no par value per share.

     B. PREFERRED STOCK. The aggregate number of authorized shares of preferred stock of the Corporation shall be One Million (1,000,000) shares, designated as "Preferred Stock" and having no par value per share. Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock in one or more series of any number of shares and, in connection with the creation of each such series, to fix, by resolution providing for the issue of shares thereof: (i) the voting rights, if any;
(ii) the designations, preferences, limitations and relative rights of such series in respect to the rate of dividend, the price, the terms and conditions of redemption; (iii) the amounts payable upon such series in the event of voluntary or involuntary liquidation; (iv) sinking fund provisions for the redemption or purchase of such series of shares; and, (v) if the shares of any series are issued with the privilege of conversion, the terms and conditions on which such series of shares may be converted. In addition to the foregoing, to the full extent now or hereafter permitted by Wisconsin law, in connection with each issue thereof, the Board of Directors may at its discretion assign to any series of the Preferred Stock such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate. The aggregate number of preferred shares issued and not canceled of any and all preferred series shall not exceed the total number of shares of Preferred Stock

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hereinabove authorized.  Each series of Preferred Stock shall be distinctively designated by letter or descriptive words or both.

                                ARTICLE V.  DIRECTORS

     The number of directors constituting the Board of Directors of the Corporation shall be fixed by or in the manner provided by the bylaws. The general powers, number, classification, and requirements for nomination of directors shall be as set forth in Articles II and III of the bylaws of the Corporation (and as such sections shall exist or be amended from time to time).

     A. CLASSIFICATION AND TERM. The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial Board of Directors shall be as follows: (i) the term of office of directors of the first class shall expire at the first annual meeting of shareholders after the effective date of these Articles of Incorporation; (ii) the term of office of the directors of the second class shall expire at the second annual meeting of shareholders after the effective date of these Articles of Incorporation; and (iii) the term of office of directors of the third class shall expire at the third annual meeting of shareholders after the effective date of these Articles of Incorporation. Directors of each class shall hold office until the successors are elected and qualified. At each succeeding annual meeting of shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Shareholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

     B. PREFERRED STOCK RIGHTS. Notwithstanding the foregoing and provisions in the bylaws of the Corporation, whenever the holders of any one or more series of Preferred Stock issued by the Corporation pursuant to
Article IV hereof have the rights, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of preferred stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

                          ARTICLE VI.  SHAREHOLDER CONSENT

     Any action required or permitted to be taken at a meeting of the Corporation's shareholders may be taken without a meeting by shareholders who would be entitled to vote at a meeting those shares with voting power to cast no less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Any action so taken must be evidenced by one or more written consents describing the action taken, signed by the number of shareholders necessary to take the action and delivered to the Corporation for inclusion in the corporate records. Within ten days after such action is effective, the Corporation shall give notice of such action to the shareholders of the Corporation who, as of the date that the first shareholder signed such written consent, were entitled to vote on such action and whose shares were not represented on the written consent.

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                   ARTICLE VII.  CONTROL SHARE VOTING RESTRICTIONS

     The restrictions contained in Wisconsin Statutes Section 180.1150 shall not apply to Blue Cross & Blue Shield United of Wisconsin.

                             ARTICLE VIII.  INCORPORATOR

     The name and address of the incorporator is Geoffrey R. Morgan, Michael Best & Friedrich LLP, 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                                ARTICLE IX.  AMENDMENT

     The Corporation reserves the right to supplement, amend or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Wisconsin, and all rights conferred on shareholders herein are granted subject to this reservation.

     Dated at Milwaukee, Wisconsin this 20th day of May, 1998.



                                   /s/ Geoffrey R. Morgan
                                   -----------------------------------------
                                   Incorporator



                 This instrument was drafted by and is returnable to:


                                  Geoffrey R. Morgan
                             Michael Best & Friedrich LLP
                              100 East Wisconsin Avenue
                              Milwaukee, Wisconsin 53202



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